Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-264668

Prospectus Supplement No. 3 Dated March 20, 2023

(To Prospectus Supplement Dated May 13, 2022)

Warrants to purchase up to 235,849 Shares of Common Stock

This Prospectus Supplement No. 3 (the “Supplement”) supplements the prospectus of Dermata Therapeutics, Inc. (the “Company”, “we”, “us”, or “our”) dated May 13, 2022 (as supplemented to date, the “Prospectus”), related to the resale from time to time, by the selling stockholder identified in the Prospectus under the caption “Selling Stockholder,” of up to 471,698 shares of our common stock, $0.0001 par value per share, including (i) 179,687 shares of common stock issuable upon the exercise of pre-funded warrants and (ii) 235,849 shares of common stock issuable upon exercise of common warrants (the “Common Warrants”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our common stock and certain of our outstanding warrants are currently listed on Nasdaq under the symbol “DRMA” and “DRMAW,” respectively. The last reported sale price of our common stock on March 17, 2023 was $1.78 per share. Information in this Supplement gives effect to a 1-for-16 reverse stock split of the Company’s common stock effected on March 14, 2023.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

AMENDMENTS TO WARRANTS

On March 20, 2023, in connection with a securities purchase agreement entered into by the Company with an institutional investor dated March 16, 2023, the Company filed a prospectus (the “Public Offering Prospectus”) under the Company’s registration statement on Form S-1 (Registration No. 333-270195) in accordance with Rule 424(b)(4) of the Securities Act of 1933, as amended. Pursuant to the securities purchase agreement and the Public Offering Prospectus, the Company offered and sold (i) 85,000 shares of Common Stock, (ii) Pre-Funded Warrants to purchase up to 1,533,123,000 shares of Common Stock, (iii) Series A Warrants to purchase up to an aggregate of 1,618,123 of Common Stock and (iv) Series B Warrants to purchase up to an aggregate of 1,618,123 shares of Common Stock (the “Public Offering”).

This Supplement is being filed to disclose the following:

In connection the Public Offering, the Company entered into a Warrant Amendment Agreement (the “Warrant Amendment Agreement”) with the investor in the Public Offering pursuant to which, in consideration for such investor’s purchase of securities in the Public Offering, the Company agreed to (i) reduce the exercise price of the investor’s Common Warrants to $2.82 per share and (ii) extend the termination date of the Common Warrants to April 26, 2027, effective upon the consummation of the Public Offering. The Public Offering closed on March 20, 2023.

The date of this Prospectus Supplement is March 20, 2023

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